Exhibit 5

INTERNAL REVENUE SERVICE P. O. BOX 2508 CINCINNATI, OH 45201	DEPARTMENT OF THE TREASURY

Date: AUG 20 2010	Employer Identification Number:
38-3360868 DLN: 17007030120039

MERCANTILE BANK OF MICHIGAN C/O DICKINSON WRIGHT PLLC CYNTHIA A MOORE 38525 WOODWARD AVE STE 2000 BLOOMFIELD HILLS, MI 48304	Person to Contact: MUKAI MAKAMURE ID# 31305 Contact Telephone Number: (513) 263-4609 Plan Name: MERCANTILE BANK OF MICHIGAN 401K PLAN Plan Number: 001
Dear Applicant:
     We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.
     Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.
     The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.
     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.
     This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.
     This letter may not be relied on after the end of the plan’s first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2014. This letter considered the 2007 Cumulative List of Changes in Plan Qualification Requirements.
     This determination letter is applicable for the amendment(s) executed
Letter 2002 (DC/CG)

MERCANTILE BANK OF MICHIGAN
on 01-22-09 & 10-25-07.
     This determination letter is also applicable for the amendment(s) dated on 10-26-06 & 03-23-06.
     This determination letter is also applicable for the amendment(s) dated on 08-11-05 & 03-01-05.
     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.
     We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization.
     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,
/s/ Andrew E. Zuckerman
Andrew E. Zuckerman
Director, EP Rulings & Agreements

Enclosures:
Publication 794
Addendum
Letter 2002 (DC/CG)